WAYNE SAVINGS FINANCIAL SERVICES GROUP, INC.
                           CHANGE IN CONTROL AGREEMENT

     This AGREEMENT is made effective as of _______________, 1997, by and between Wayne Savings Financial Services Group, Inc. (the "Company"), a corporation organized under the laws of the State of New Jersey, with its office at 1195 Hamburg Turnpike, Wayne, New Jersey, and Richard Len ("Executive"). The term "Institution" refers to Wayne Savings Bank, F.S.B., the wholly-owned subsidiary of Wayne Bancorp, Inc. ("Parent Holding Company") or any successor thereto (collectively, the Institution and Parent Holding Company are referred to herein as "Affiliates").

     WHEREAS, the Company recognizes the substantial contribution Executive has made to the Company and wishes to protect his position therewith for the period provided in this Agreement; and

     WHEREAS, Executive has agreed to serve in the employ of the Company or an Affiliate thereof.

     NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1. TERM OF AGREEMENT.

     The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first day of this Agreement and continuing on each day thereafter, this Agreement shall be extended for an additional day each day until such time as the board of directors of the Company (the "Board") or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 4 of this Agreement.

2. CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a "Change in Control" of the Company or its Affiliates shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (ii) results in a Change in Control of the Company or its Affiliates within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act, and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d)


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and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or its Affiliates representing 20% or more of the Company's or its Affiliates' outstanding voting securities or right to acquire such securities except for any voting securities of the Company purchased by the Company or its Affiliates and any securities purchased by any employee benefit plan of the Company or its Affiliates, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or its Affiliates or similar transaction occurs in which the Company or its Affiliates is not the resulting entity; provided, however, that such an event will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods.

     (b) If a Change in Control of the Company has occurred pursuant to Section 2(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits set forth in Section 3 herein upon his subsequent termination of employment at any time during the term of this Agreement due to (1) Executive's dismissal or (2) Executive's voluntary resignation following any demotion, loss of title, office or significant authority, coupled with a reduction in the compensation and benefits being received by Executive immediately preceding the change in Executive's functions, duties or responsibilities, or any material reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 15 miles from its location immediately prior to the Change in Control unless such termination is because of death or Termination for Cause as defined in paragraph
(c).

     (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall include termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, any material breach of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 4 hereof, stock options and related limited rights granted to Executive under any stock option plan shall not be executed nor shall

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any unvested awards granted to Executive under any stock benefit plan of the
Company or its Affiliates vest. At the Date of Termination for Cause, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

3. TERMINATION BENEFITS.

     (a) Upon Executive's entitlement to benefits pursuant to Section 2(b), the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the greater of (A) the payments due for the remaining term of the Agreement and
(B) two (2) times Executive's average annual compensation for the two preceding taxable years that Executive has been employed by the Company or such lesser number of years in the event that Executive shall have been employed by the Company for less than two (2) years. Such annual compensation shall include salary, commissions, bonuses, contributions on behalf of Executive to any pension and profit sharing plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to the Executive during such year. At the election of Executive, which election is to be made prior to a Change in Control, such payment shall be made in a lump sum as of the Executive's Date of Termination. In the event that no election is made, payment to Executive will be made on a monthly basis in approximately equal installments over a period of twenty-four (24) months following Executive's termination.

     (b) Upon Executive's entitlement to benefits pursuant to Section 2(b), the Company shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Company or its Affiliates for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Company employees. Such coverage and payments shall cease upon expiration of twenty-four (24) full calendar months following the Date of Termination.

     (c) Notwithstanding the paragraphs of Section 3, in the event that:

          (i) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor thereof, (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code; and

          (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (excluding such reduction) minus (i) the amount of tax required to be paid by the Executive thereon


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               by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax.

     then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive.

4. NOTICE OF TERMINATION.

     (a) Any purported termination by the Company, or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the event the Executive is terminated for reasons other than Termination for Cause, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to his current annual salary) until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section 4(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5. SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.


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6. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7. NO ATTACHMENT.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and their respective successors and assigns.

8. MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. REQUIRED PROVISIONS.

     (a) The Company may terminate Executive's employment at any time, but any termination by the Company, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Company's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1), the Company's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its


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discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under
Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all obligations of the Company under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Company is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1813(x)(1) all obligations of the Company under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Company under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee), or the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1823(c); or
(ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Company or when the Company is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss.1828(k) and 12 C.F.R. ss.545.121 and any rules and regulations promulgated thereunder.

10. REINSTATEMENT OF BENEFITS UNDER SECTION 3.

     In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company's affairs by a notice described in
Section 3 hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Parent Holding Company will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 4 of this Agreement upon the Parent Holding Company's receipt of a dismissal of charges in the Notice.

11. SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.


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12. HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13. GOVERNING LAW.

     The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, but only to the extent not superseded by federal law.

14. ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty
(50) miles from the location of the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15. PAYMENT OF LEGAL FEES.

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if Executive is successful pursuant to a legal judgment, arbitration or settlement.

16. INDEMNIFICATION.

     The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) as permitted under New Jersey law and as provided in the Company's certificate of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.


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17. SUCCESSOR TO THE COMPANY.

     The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or its Affiliates, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

18. SIGNATURES.

     IN WITNESS WHEREOF, Wayne Savings Financial Services Group, Inc. has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the ____ day of ________________, 1997.



ATTEST:                           Wayne Savings Financial Services Group, Inc.


__________________________        By: __________________________________
Secretary


WITNESS:


--------------------------             ---------------------------------
                                                 Executive

SEAL


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